Filed Pursuant to Rule 433

Registration No. 333-284906

February 19, 2025

KRAFT HEINZ FOODS COMPANY

Pricing Term Sheet

$500,000,000 5.200% Senior Notes due 2032

The information in this pricing term sheet supplements Kraft Heinz Foods Company’s preliminary prospectus supplement, dated February 19, 2025 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information therein. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. You should rely on the information contained or incorporated by reference in the Preliminary Prospectus Supplement, as supplemented by this pricing term sheet, in making an investment decision with respect to the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Kraft Heinz Foods Company

Guarantor:	The Kraft Heinz Company

Ratings*:	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

Principal Amount:	$500,000,000

Trade Date:	February 19, 2025

Settlement Date:	February 25, 2025; T+4**

Maturity Date:	March 15, 2032

Coupon:	5.200%

Yield to Maturity:	5.234%

Spread to Benchmark Treasury:	77 basis points

Benchmark Treasury:	4.375% UST due January 31, 2032

Benchmark Treasury Price / Yield:	99-15 / 4.464%

Interest Payment Dates:	Semiannually on March 15 and September 15

First Interest Payment Date:	September 15, 2025

Price to Public:	99.798% of principal amount

Optional Redemption:

At any time prior to January 15, 2032 (the date that is two months prior to the maturity of the Notes) (the “par call date”), the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

•  100% of the principal amount of the Notes to be redeemed; and

•  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the par call date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the date of redemption.

In addition, on or after the par call date, the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the date of redemption.

Notice of any such optional redemption described above will be delivered to each holder of the Notes to be redeemed at least 10, but not more than 60, days prior to the applicable redemption date.

Change of Control:	Upon a change of control and relating ratings event, the Issuer will be required to offer to repurchase the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes to be repurchased, together with accrued and unpaid interest thereon, if any, to, but excluding, the date fixed for such repurchase, except to the extent the Issuer has exercised any of its optional redemption rights as described above.

CUSIP:	50077L BM7

ISIN:	US50077LBM72

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

RBC Capital Markets, LLC

2

Co-Managers:

U.S. Bancorp Investments, Inc.

TD Securities (USA) LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Credit Agricole Securities (USA) Inc.

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

UBS Securities LLC

Rabo Securities USA, Inc.

Intesa Sanpaolo IMI Securities Corp.

Commerz Markets LLC

BBVA Securities Inc.

ING Financial Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect to deliver the Notes against payment for the Notes on or about February 25, 2025, which is the fourth business day following the date of the pricing of the Notes. Since trades in the secondary market generally settle in one New York business day, purchasers who wish to trade Notes more than one business day prior to the date of delivery of the Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

*****

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Citigroup Global Markets Inc. toll free at +1-800-831-9146, Deutsche Bank Securities Inc. toll free at +1-800-503-4611, J.P. Morgan Securities LLC collect at +1-212-834-4533 or Wells Fargo Securities, LLC toll free at +1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another e-mail system.

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Filed Pursuant to Rule 433

Registration No. 333-284906

February 19, 2025

KRAFT HEINZ FOODS COMPANY

Pricing Term Sheet

$500,000,000 5.400% Senior Notes due 2035

The information in this pricing term sheet supplements Kraft Heinz Foods Company’s preliminary prospectus supplement, dated February 19, 2025 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information therein. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. You should rely on the information contained or incorporated by reference in the Preliminary Prospectus Supplement, as supplemented by this pricing term sheet, in making an investment decision with respect to the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Kraft Heinz Foods Company

Guarantor:	The Kraft Heinz Company

Ratings*:	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

Principal Amount:	$500,000,000

Trade Date:	February 19, 2025

Settlement Date:	February 25, 2025; T+4**

Maturity Date:	March 15, 2035

Coupon:	5.400%

Yield to Maturity:	5.409%

Spread to Benchmark Treasury:	87 basis points

Benchmark Treasury:	4.625% UST due February 15, 2035

Benchmark Treasury Price / Yield:	100-22 / 4.539%

Interest Payment Dates:	Semiannually on March 15 and September 15

First Interest Payment Date:	September 15, 2025

Price to Public:	99.927% of principal amount

Optional Redemption:

At any time prior to December 15, 2034 (the date that is three months prior to the maturity of the Notes) (the “par call date”), the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

•  100% of the principal amount of the Notes to be redeemed; and

•  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the par call date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the date of redemption.

In addition, on or after the par call date, the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the date of redemption.

Notice of any such optional redemption described above will be delivered to each holder of the Notes to be redeemed at least 10, but not more than 60, days prior to the applicable redemption date.

Change of Control:	Upon a change of control and relating ratings event, the Issuer will be required to offer to repurchase the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes to be repurchased, together with accrued and unpaid interest thereon, if any, to, but excluding, the date fixed for such repurchase, except to the extent the Issuer has exercised any of its optional redemption rights as described above.

CUSIP:	50077L BN5

ISIN:	US50077LBN55

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

RBC Capital Markets, LLC

2

Co-Managers:

U.S. Bancorp Investments, Inc.

TD Securities (USA) LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Credit Agricole Securities (USA) Inc.

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

UBS Securities LLC

Rabo Securities USA, Inc.

Intesa Sanpaolo IMI Securities Corp.

Commerz Markets LLC

BBVA Securities Inc.

ING Financial Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect to deliver the Notes against payment for the Notes on or about February 25, 2025, which is the fourth business day following the date of the pricing of the Notes. Since trades in the secondary market generally settle in one New York business day, purchasers who wish to trade Notes more than one business day prior to the date of delivery of the Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

*****

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Citigroup Global Markets Inc. toll free at +1-800-831-9146, Deutsche Bank Securities Inc. toll free at +1-800-503-4611, J.P. Morgan Securities LLC collect at +1-212-834-4533 or Wells Fargo Securities, LLC toll free at +1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another e-mail system.

3